                                                                    Exhibit 99.1

Mr. Bateman is associated with BC Partners, Inc., which acts as an advisor to
(i) BC European Capital VIII-1 to 12 (inclusive), each a United Kingdom limited partnership ("Funds 1-12"); (ii) BC European Capital VIII-14 to 34 (inclusive), each a United Kingdom limited partnership ("Funds 14-34" and together with Funds
1-12, the "CIE Investors"); (iii) BC European Capital VIII-35 SC to 39 SC
(inclusive), each a Societe Civiles organized under the laws of (the "LMBO
Investors" and together with the CIE Investors, the "Investors"); (iv) LMBO
Europe SAS, a Societe par actions simplifiee organized under the laws of France
("LMBO"); and (v) CIE Management II Limited, a limited corporation organized under the laws of Guernsey, Channel Islands ("CIE"). BC Partners, Inc. has no
discretionary authority with respect to the investment decisions of any of the foregoing entities.

CIE is the general partner of each of the CIE Investors and LMBO is Gerant as to each of the LMBO Investors. BC Partners Holdings Limited, a limited corporation organized under the laws of Guernsey, Channel Islands ("BCHL"), is the controlling entity of each of (i) BC Partners, Inc.; (ii) CIE; and (iii) LMBO.
The Investors, CIE and LMBO may be deemed to be a "group" (within the meaning of
Section 13(d)(3) of the Securities Exchange Act) and, as such, may be deemed to be beneficial owners of (y) 274,596 shares of 10% Series A Redeemable
Convertible Participating Perpetual Preferred Stock, par value $0.01 per share and (z) 75,404 shares of 10% Series B Redeemable Conditional Convertible
Participating Perpetual Preferred Stock, par value $0.01 per share, of Office
Depot, Inc. (the "Issuer"), each Investor, however, disclaims beneficial ownership with respect to the shares owned by each of the other Investors, CIE and LMBO.

This Form 3 report does not include any securities of the Issuer that may be deemed beneficially owned by the Investors, CIE or LMBO and Mr. Bateman disclaims beneficial ownership of all such securities. This report shall not be deemed an admission that Mr. Bateman is the beneficial owner of, or has any pecuniary interest in, such securities for the purposes of Section 16 of the
Securities Exchange Act of 1934, as amended, or for any other purpose.